Exhibit 99.1

Federated Hermes, Inc. to acquire remaining interest in Hermes Investment Management held by BT Pension Scheme
(PITTSBURGH, Pa., Aug. 18, 2021) — Federated Hermes, Inc., (NYSE: FHI) a global leader in active, responsible investing, has today agreed to the acquisition of the remaining 29.5% interest in Hermes Fund Managers Limited (HFML) held by BT Pension Scheme (BTPS).
Federated Hermes acquired a 60% majority interest in HFML from BTPS in 2018. The transaction provided a call option for Federated Hermes to purchase the rest of HFML and gave BTPS a put option to sell its residual shareholding in HFML, in both cases between three-to-six years after the original agreement.
Both parties have now agreed to close a transaction for BTPS’s remaining 29.5% interest in HFML on 31 August, 2021. BTPS and Federated Hermes have agreed to an independent fair valuation of HFML of £394.9 million, (approximately $547.4 million). Consequently, Federated Hermes will pay £116.5 million, (approximately $161.5 million) to BTPS for its remaining shares in HFML. Federated Hermes will fund the transaction through a combination of cash and borrowings from its existing credit line. An employee benefit trust continues to hold approximately 10% of HFML for the benefit of certain members of HFML’s management and key employees.
J. Christopher Donahue, president and chief executive officer of Federated Hermes, said:
“Over the past three years, our shared values and mutually beneficial areas of expertise have given us the opportunity to engage with BTPS and enjoy an open dialogue with them as a key client and owner. Our combined investment management, stewardship and distribution experience make it prudent for FHI to complete this deal in a timely fashion so that we can continue to focus on expanding our investment and stewardship capabilities while growing our global distribution footprint.”
Although BTPS will no longer have an ownership interest in HFML, it will remain a significant client, with $12.0 billion in assets under management invested in several Federated Hermes sponsored or managed investment products, including $10.1 billion in long-term private markets strategies as of 31 July, 2021.
Morten Nilsson, chief executive officer, BT Pension Scheme Management, said:
“Over the last decade, HFML has grown from being our in-house team into a strong, global asset manager responsible for £43.9 billion. We are pleased to see the business flourish under new ownership, making the sale of our residual shareholding a simple, logical next step.

FHI MEDIA: Ed Costello 412-288-7538	FHI MEDIA: Meghan McAndrew 412-288-8103	FHI ANALYSTS: Ray Hanley 412-288-1920	BTPS MEDIA: Olly Scott 44 78 12345205

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“We retain strong links with HFML and look forward to working with them as we focus on managing £57.5 billion in assets towards our 2035 Net Zero goal as a responsible and engaged investor on behalf of our members.”
Upon closing of the transaction, Federated Hermes expects to continue to pursue a variety of opportunities for growth as it offers world-class active investment management and stewardship services that target financial outperformance across a wide range of asset classes for investors around the world.
Saker Nusseibeh, chief executive officer of Hermes Fund Managers Limited said:
“We are thankful to BTPS, an owner who supported and championed our approach to responsible investment and sustainable wealth creation long before many had understood its importance. We look forward to continuing to work with the Scheme as a client in the future. Completing this transaction represents an important milestone for our firms and is a consequence of the close collaboration and cultural fit we have enjoyed since Federated Hermes acquired its majority share in 2018. Since then, we have worked closely as a team and with Federated Hermes’ support we have implemented growth plans and invested in the overall business, which has had assets increase from £33.6 billion to £43.9 billion.”
Federated Hermes, Inc. is a leading global investment manager with $645.8 billion in assets under management as of June 30, 2021. Guided by our conviction that responsible investing is the best way to create wealth over the long term, our investment solutions span equity, fixed-income, alternative/private markets, multi-asset and liquidity management strategies. Providing world-class active investment management and engagement services to more than 11,000 institutions and intermediaries, our clients include corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. Headquartered in Pittsburgh, Federated Hermes’ nearly 2,000 employees include those in London, New York, Boston and offices worldwide. For more information, visit FederatedHermes.com.
BT Pension Scheme is one of the UK’s largest corporate defined benefit pension schemes with assets of over £57.5 billion (as of 30 June, 2020) and 280,004 scheme members. For more information, visit btps.co.uk. This press release is issued and approved by BT Pension Scheme Limited of 1 America Square, 17 Crosswall, London EC3N 2LB. This document is not an offer to sell or an invitation to apply for any product or service of BTPSM Limited.
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Certain statements in this press release, such as those related to growth opportunities for expanding Federated Hermes’ investment and stewardship capabilities or growing our global distribution footprint, constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Other risks and uncertainties include those discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As

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a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.